EXHIBIT 99.01

Notify Technology names Gordon

Faulmann as Vice President of Business

Development

Executive To Forge New Business Relationships with Wireless Carriers

SAN JOSE, CA -November 15, 2004 – Notify Technology Corporation (OTC: NTFY), a leading provider of synchronization and mobility solutions, today announced that Gordon Faulmann, has been named Vice President of Business Development.

The strengthening of the Notify’s senior management team is the latest in a series of initiatives the company has begun as it continues to transition its primary business into the wireless marketplace.

“We are excited to have Gordon join the Notify management team,” said Paul DePond, President and CEO of Notify Technology. “Gordon brings more than 15 years of sales, sales management and business development experience in the wireless marketplace to Notify”

As Vice President of Business Development, Mr. Faulmann will be responsible for launching new products and expanding relationships with major wireless carriers such as Cingular/AT&T, T-Mobile, Verizon, and Sprint. Additionally, he will be representing Notify at various wireless industry conferences, trade shows and large customer opportunities.

“I am delighted to be joining Notify,” said Faulmann. “This role provides a wonderful opportunity to apply my significant experience in the wireless market place. I am looking forward to helping Notify expand the markets for its wireless products and technology.”

Mr. Faulmann was recently employed as Director of Sales & Marketing for Motient Communications, a national provider of wireless data solutions to enterprise customers.

While at Motient, Mr. Faulmann was responsible for business development, marketing and growth of the direct and indirect sales channels. Mr. Faulmann has 15 years of sales and marketing management experience, 10 years of which have been in the wireless voice and data industry. Mr. Faulmann previously was Channel Sales Manager with BellSouth Mobility/Cingular directing a large retail channel offering wireless voice and data products to consumers and small businesses. He has also held positions with American Signature Technologies as Marketing Manager and the Florida State University as Field Director of Marketing Research. Mr. Faulmann graduated from the Florida State University with a BS degree in Business Administration/Finance.

About Notify Technology Corporation

Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative communications company offering wireless and wireline products and services. Notify Technology is the leading provider of mobile wireless enterprise solutions for Novell GroupWise and IMAP4 organizations providing services for Over-The-Air synchronization, access and management of email and PIM (contacts, calendar, tasks) independent of device and network. Notify sells its wireless products direct and value added resellers. The company is headquartered in San Jose, Calif. For more information, visit www.notifycorp.com or contact 408-777-7920.

Media Contacts:

Edward Torro

Notify Technology Corporation

Tel: 408-777-7929

etoro@notifycorp.com

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